Where Food Comes From, Inc. 8-K

Exhibit 99.2

WFCF

2019 Fourth Quarter and Full Year Conference Call Script

Call date: Thursday, March 5, 2020

Call time: 10:00 a.m. Mountain Time

Jay

Good morning and welcome to the Where Food Comes From 2019 fourth quarter and year-end earnings call.

Joining me on the call today are John Saunders, CEO; Leann Saunders, President, and Dannette Henning, CFO.

During the course of this call we’ll be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we will also be discussing EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with GAAP principles. We use and believe investors benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning and thanks for joining the call.

This morning we issued our 2019 earnings release and it occurred to me that it’s been a dozen years since we did this for the very first time as a public company. Back in 2007, we had a small fraction of the number of shareholders we have today. Many of them were not only original seed investors but they also were our customers as well. Today, I’m happy to say that many of them still own our stock – and in fact a few of them are among our four or five largest individual stockholders. I’m sure several of these investors are listening in on this call today. It’s extremely gratifying to that these individuals not only bought into our original vision for the company but continue to support us as both customers and shareholders to this day. Their confidence in what we are doing means a lot to us.

As noted in our press release this morning, we had a very strong year in terms of financial results. Revenue, gross profit, net income, EPS, and adjusted EBITDA all reached record levels.

We attribute this to terrific employees across all of our business units who consistently perform at a very high level and who have helped us capitalize on broad consumer and industry trends that drive what we do on a daily basis.

A few financial highlights, beginning with the fourth quarter:

●	Revenue increased 23% to $5.7 million from $4.6 million, reflecting good demand across our broad range of offerings.

●	Gross margin increased to 48% from 38%. This big jump stemmed from a couple of anomalous factors, including lower bonus accrual and the acceleration of beef audits in the fourth quarter.

●	Net income attributable to WFCF rose 178% to $586,000 from $211,000.

●	EPS doubled to 2 cents.

●	And adjusted EBITDA increased 151% to $1.3 million from $522,000.

For the full year:

●	Revenue grew 17% to $20.8 million from $17.8 million, again reflecting good demand for a variety of verification services and particularly our dominance in the protein space.

●	Gross margin increased to 43.7% from 43.5%, benefitting from improved efficiencies partially offset by lower product margins due to competitive pricing programs for volume ear tag customers.

●	Net income attributable to WFCF rose 68% to $1.3 million from $801,000.

●	EPS increased to 5 cents from 3 cents.

●	And adjusted EBITDA grew 40% to $3.3 million from $2.3 million

For the full year we generated cash from operations of $2.9 million, up 149% year over year from $1.2 million.

We have a very solid balance sheet. In the fourth quarter we spent $1.0 million in cash to buy the remaining 40% interest in SureHarvest. Nevertheless, we closed the year with cash, cash equivalents and investments of $2.9 million, up 46% year over year. At December 31st we had $3.1 million in working capital and we have no long-term debt.

Turning to revenue mix, we achieved year-over-year growth in all four revenue segments for both the fourth quarter and full year.

●	Verification and certification services – which comprise the majority of our revenue – grew 20% in the fourth quarter and 13% for the full year. These increases were attributable in part to continued strength in Chinese demand for US beef. As I mentioned earlier, we also continue to experience growing demand for verification to a variety of other standards.

●	Based on higher verification activity, our product revenue – comprised of RFID ear tags – grew 48% in Q4 and 46% in the full year.

●	Software license, maintenance and support revenue, inclusive of inter-company sales, grew 30% in the fourth quarter and 28% for the full year.

●	And software consulting revenue, inclusive of inter-company sales, grew 31% and 18%, respectively for the fourth quarter and full year.

As you’re probably aware, a key component of our business strategy is to build and maintain the industry’s most complete services portfolio so that when a producer, processor, distributor or retailer decides to get interested in a particular verification standard, the road will almost certainly lead to WFCF or one of our business units us as a potential provider. Today we offer more than 40 verification services – far and away the largest service portfolio in our space. So, while we are positioning ourselves as a one-stop-shop for customers up and down the food supply chain – with the added competitive advantage of services bundling – we believe we are building a moat around our company that will serve our shareholders well over the long term.

In 2019, we added two new programs to our portfolio. The first was Black Angus Verified Beef, a new verification program designed to reassure cattle buyers and beef consumers that the claims producers and marketers make about Black Angus beef are authentic. Black Angus Verified Beef is a sub-program of Breed Verified, IMI Global’s newly approved USDA Process Verified Program. We estimate that half of all US cattle ranchers produce Black Angus beef, so the addressable market is sizable. This new program further strengthens our domestic leadership position in beef.

The second new program launched in 2019 was the Gluten Free by WFCF standard. This was essentially new branding to replace the Gluten Free standard formerly administered by our ICS business unit. We decided to bring it under the WFCF umbrella and re-launch it following a surge in consumer demand for gluten-free products. That demand was spurred at least in part by a study released showing a high percentage of gluten-free product labeled restaurant food in fact DID contain gluten. The updated standard includes more stringent requirements that are necessary to reassure CPG makers as well as restaurants and their customers that ingredients in grain-based products and menu items have been thoroughly vetted. We think this is another large addressable market for us as demand for gluten-free products in the US is estimated at $2.7 billion annually with expectations that will double by 2025.

More recently we rolled out the WFCF CARE program – a suite of sustainability solutions designed to address growing consumer demand for sustainably produced products. Since the first of the year we’ve introduced the new BeefCARE, DairyCARE and PoultryCARE programs. We’re excited about these programs because sustainability is one of the fastest growing consumer trends in the food space, and we think there’s a lot of potential to drive revenue growth and further value for our customers and WFCF.

The genesis of our CARE programs is interesting. When the Whole Foods made the decision last quarter to go with a single provider to conduct GAP audits, it really cleared the way for us to do something we had been precluded from doing for years due to competitive reasons. With that roadblock out of the way, we quickly moved to create our own suite of sustainability offerings under the CARE brand. All three programs address animal husbandry, worker welfare and environmental stewardship – and we think they are going to be very attractive to current and prospective customers.

It’s difficult to quantify the addressable market for us in sustainability, but based on the undeniable consumer trend and the response of influential retailers eager to capitalize on this trend, we believe it is significant. We mentioned last quarter that we were engaged with a major retailer that asked us to create a sustainability program that will be more attractive to producers, feed yards and packers in the beef space. That process is continuing, and in the meantime we have engaged with a second large retailer in a similar process. Although there is no guarantee that these relationships will bear fruit, we are encouraged that Where Food Comes From was selected to explore these opportunities.

And speaking of expanding our services portfolio, earlier this week we announced the purchase of Postelsia Holdings Ltd., a leader in the emerging field of environmental and social sustainability programs for the seafood industry. We’ve been talking about getting into seafood for a while because it was the only major food sector where we didn’t have a presence, so we are pleased that we were able to conclude an agreement with Postelsia. This acquisition both strengthens our leadership position in the protein space and extends our geographical reach.

Postelsia provides a range of programs and consulting services that improve and promote inclusive sustainability practices in seafood supply chains. The idea is to manage risks to buyers associated with environmental impact and worker abuse and to help maximize value for the producers themselves. Postelsia’s customers include producers, retailers, consumers, and restaurants. As a example, the Company advises the James Beard Foundation Smart Catch program, an educational sustainable seafood initiative created by chefs for chefs with the purpose of increasing the sustainability of the seafood supply chain.

Postelsia was an early innovator in the space and is leading a variety of important initiatives, with a particular emphasis on the shrimp industry. Our goal is to help Postelsia expand its customer base and build out sustainability programs around the world.

Before I open up the call to questions, I want to make a few comments regarding the Coronavirus situation. Without question, this virus is having an impact on the beef industry in general as food service activity (restaurants and stores) and tourism and port activity is way down in China and, to a lesser extent, in Europe. I saw a Rabobank note earlier this week that said the impact in China could stretch into April and May. However, the note went on to say that, despite lower beef demand in the first half of this year, the bank expects China beef imports for the full year 2020 is actually expected to grow.

It’s important to keep in mind that a projected short-term decline in beef demand from Chinese and EU markets does not necessarily directly impact our business. Remember, the source verification services that we provide begin on the day a calf is born and it takes more than two years before that animal is processed and the end products are ready to ship overseas. So, for example, a cattle ranch today that decides to STOP source verifying its calves would effectively be betting that the virus will still be raging two years from now when the ranch’s product would be ready to ship. Not counting the media, which almost seems to be rooting for the worst case scenario, I think the prevailing opinion is that the virus will be under control in a reasonable time frame. Certainly, that seems to be the opinion of our producers.

If nothing else, the Coronavirus has underscored how fast a disease outbreak can disrupt global economies and impact billions of people around the world. In our view, this phenomenon reinforces the importance of traceability in the food supply chain – and that bodes well for Where Food Comes From over the long term. As a reminder, the U.S. is the only developed country and major food exporter that does not have mandatory traceability in the beef supply chain. That’s just food for thought.

So, in summary, 2019 was highlighted by strong financial results and continued success positioning WFCF as the leader in creating and implementing programs that provide transparency in the food supply chain. Our world class solutions portfolio – by the far the industry’s largest and most diverse – creates a strategic moat around our business that we believe translates into value for all of our stakeholders.

And with that, I’ll open the call to questions. Operator…

Question and Answer Session:

Our first question is from Alex Team, First Ballantyne. Please proceed with your question.

Question 1: Alex Team

Along the line of the coronavirus, do you see continued demand increases due to the wildlife bans?

John Saunders

That’s an interesting question. I think, yes. I do think there’s an opportunity for a more robust approach to the protein sources that we’re able to produce here. Just purely based on the fact that there aren’t -- there isn’t as much food and the concern over the wild animals that were being consumed. I really am not an expert in that field, so that’s just kind of a guess. But, yes, it would seem to lend itself for a stronger focus on more consistent and hopefully more reliable sources of protein.

Alex Team

Okay. And then about your new acquisition that was just announced today, just to verify that’s on sustainability and not verification of the types of seafood that are being monitored/

John Saunders

Again, great question. Yes, Postelsia has a wide range of services that they offer to a broad range of seafood products. But the real primary focus is on shrimp to start. So we do see both activities involved there. So it will be consulting and traceability, but also the verification of those attributes and where those products are produced.

Alex Team

And was that paid with cash on hand or did you draw down on a credit facility?

John Saunders

Nope. That was just cash on hand. It was purely cash. No stock.

Alex Team

Okay. Thanks guys. I’ll jump back in the queue if I have more questions.

Operator

Our next question is from Private Investor. Please proceed with your question.

Question 2: Unidentified Analyst

Yes. Good morning. Congratulations on all that you’ve done over the years. It’s really remarkable. Just a few questions. First of all about the Postelsia. I take it that you’re not releasing, what the cost of that acquisition was and then related to acquisitions overall, do you feel like we’re done for a while given that we have the whole assortment of offerings or do you feel like there’s more areas where we would need to do an acquisition?

John Saunders

Yes. Great question. I do believe we’re going to report the financials. I’m going to ask a question, Dannette is that accurate?

Dannette Henning

Yes. There would be some more information in our Form 10-K that is filed later today.

Unidentified Analyst

Okay.

John Saunders

And then, the second question. No, it does not complete our acquisition strategy. We see that there’s always opportunities for us to reinforce our position in those specific industries. And as I’ve mentioned several times over the past, when we initially started our acquisition strategy, we had more than three dozen companies that we identified and many more have come to light since then. So we’ll continue on a lot of the factors that go into the acquisition strategy really are based on the timing of those -- how those relationships evolve over time. And we’ve still got several in the queue.

Unidentified Analyst

That’s good. And so regarding the supermarkets that you’re pitching to or maybe fast food chains given that we’re sort of the dominant player and presuming they have ongoing interest, who would we lose to? I mean, who’s sort of second and third in line after Where Food Comes From?

John Saunders

Great question. Really, there aren’t a lot of alternatives out there. I think as I mentioned, our scenario that changed last year with Whole Foods has really put us in unique position to approach retailers in a much different way than we have in the past. And our new care program, which again is addressing sustainability in a more specific way, in a more defined way. And what I mean by that is that, a lot of people talk about sustainability, but it’s very -- as we talk to retailers and we talk to brands, it’s very clear that maybe depending on the generation of the people that we’re talking to, are there specific market that they’re in.

Sustainability means a lot of different things. So one of the critical aspects of care was our ability to really define what we meant by sustainability. And animal husbandry, environmental stewardship and then the people in community that are working around and with that specific producer where the key pillars of that -- of what we thought sustainability really meant. And where we’ve been very encouraged by the initial response to that and just having a definition of how it was going to be communicated directly to consumers.

So again, we’ve only -- this has only been about a two month process so far. So the initial results have been really, really encouraging. And as far as I know, I don’t see another competitor out there that’s doing it in the same way.

Unidentified Analyst

That’s great. And then just one more question about China. So with all that’s happened there, I feel like they should be called where food shouldn’t come from. It’s scary considering the open meat markets and the bats and the civic cats and the food chain, which is just disturbing and sort of more stuff comes to light as time goes on. Putting aside for a second, the beef issues and the delays and also the trade war, isn’t there just a giant opportunity in China to have proteins, which they’re always short on coming in from the U.S. where they do understand the verification and where all these products come from. And are you seeing interest or is it just too crazy in China right now? And maybe they’re not reaching out to you, but don’t you see like a huge opportunity in the long-term there?

John Saunders

Yes. I mean, my last comment about the coronavirus, I think what it’s done most specifically for us internally and I think within our sphere of influence here with the protein producers that we’re engaged with is, there’s more of a need for a traceability system than ever before because of this uncertainty, the market swings on a daily basis. And the confusion around what it means. It just highlights that having a consistent safe source of protein is critically important for a population definitely as large as China, but all around the world, I think it’s highlighted how important it is.

So, yes, I think the big message that we’re trying to convey is that there could be short-term slopes and kind of fits and starts and we’re seeing a little bit of that. But the long-term opportunity related to coronavirus is enormous. And I think it’s something that we’re very, very keen to help promote our producers, our brands, the companies that we work with today and their ability to assure Chinese consumers and consumers all over the world around what a great source of protein we have here in the United States.

Unidentified Analyst

That’s awesome. And I’ll take myself out of the queue, but at some point, I hope you talk about the opportunity in [hemp] as well. Thanks for the color.

Operator

We have reached the end of the question-and-answer session; I will now turn the call back over to John Saunders for closing remarks.

John Saunders

Well, thanks again everybody for the call for the time today. We’re very excited about 2020 and I look forward to talking to you here in a couple months. Have a great day.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.